UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Smithfield Foods, Inc.

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SMITHFIELD FOODS, INC.

Notice of Annual Meeting of Shareholders

To Be Held August 30, 2006

As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of the Company to be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, at 2:00 p.m. local time, on August 30, 2006, for the following purposes:

1. To elect three directors to three-year terms;

2. To approve the Performance Award component of the Smithfield Foods, Inc. 1998 Stock Incentive Plan, as amended;

3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 29, 2007;

4. To consider a shareholder proposal regarding a sustainability report, if presented;

5. To consider a shareholder proposal regarding animal welfare, if presented;

6. To consider a shareholder proposal regarding long-term compensation, if presented; and

7. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

Only shareholders of record at the close of business on July 12, 2006 will be entitled to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

We hope you can attend the Annual Meeting in person. However, even if you plan to attend, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

Your attention is directed to the attached Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE SECRETARY

Smithfield, Virginia

July 31, 2006

SMITHFIELD FOODS, INC.

EXECUTIVE OFFICES

200 COMMERCE STREET

SMITHFIELD, VIRGINIA 23430

Corporate Internet Site: www.smithfieldfoods.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 30, 2006

The Annual Meeting of Shareholders of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), will be held on August 30, 2006, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Company in connection with such meeting and any continuation or adjournment thereof.

The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and employees of the Company may solicit proxies in person or by telephone at no additional compensation. The Company will also ask record holders of the Company’s common stock, par value $0.50 (the “Common Stock”), who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost to the Company of $7,500 plus expenses.

Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the shareholder from voting in person at the Annual Meeting if he or she so desires. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If a shareholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF EACH OF THE NAMED NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE PERFORMANCE AWARD COMPONENT OF THE 1998 STOCK INCENTIVE PLAN, AS AMENDED, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND AGAINST EACH OF THE SHAREHOLDER PROPOSALS. If necessary, and unless the shares represented by the proxy are voted in a manner contrary to the manner described in the preceding sentence, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates, without further notice, in order to solicit and obtain sufficient votes to approve or disapprove any matters being considered at the Annual Meeting.

This Proxy Statement and the enclosed form of proxy are first being sent to the shareholders on or about July 31, 2006.

VOTING SECURITIES

On July 12, 2006, the record date for determining shareholders entitled to vote at the meeting, 111,181,692 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote. All voting rights are non-cumulative, so that holders of shares representing a majority of the votes cast at the Annual Meeting can elect all of the directors.

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of such matter.

PRINCIPAL SHAREHOLDERS

The only persons known by the Company to beneficially own more than five percent of the Common Stock as of July 12, 2006, are as follows:

	Amount and Nature of Beneficial Ownership (number of Shares)(1)
Name and Address of Beneficial Owner	Direct		Other		Total		Percent of Class
Barclays Global Investors, NA. and certain affiliated parties(2) 45 Fremont St. San Francisco, CA 94105	10,856,763	(2)	999,667	(2)	11,856,430	(2)	10.7%

Joseph W. Luter, III Smithfield Foods, Inc. 200 Commerce Street Smithfield, VA 23430	4,704,926		2,000,950	(3)	6,705,876	(3)	5.9%

(1)  Pursuant to current regulations of the Securities and Exchange Commission (“SEC”), securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the “Direct” column are those which are owned and held by such persons as outstanding shares and over which such persons have sole voting power and sole dispositive power. Shares shown under the “Other” column are those subject to other forms of deemed “beneficial ownership” pursuant to the aforesaid regulations, as described in the indicated footnotes.

(2)  On January 26, 2006, Barclays Global Investors, NA., and certain affiliated parties filed a Schedule 13G with the SEC. In the Schedule 13G, such parties disclose that Barclays Global Investors, NA. has sole voting power over 8,324,067 shares and sole dispositive power over 9,222,722 shares, Barclays Global Fund Advisors has sole voting power over 1,116,624 shares and sole dispositive power over 1,118,287 shares and Barclays Global Investors, LTD has sole voting power over 1,416,072 shares and sole dispositive power over 1,515,421 shares.

(3)  Includes 2,000,000 shares that Mr. Luter has the right to acquire pursuant to presently exercisable stock options. Also includes 950 shares held by Mr. Luter as custodian for his daughter under the Virginia Uniform Transfers to Minors Act.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors presently consists of eight directors, who are divided into three classes with staggered terms. The terms of Joseph W. Luter, III and Wendell H. Murphy as directors of the Company will expire at the time of the Annual Meeting. As of the Annual Meeting, the Board of Directors has expanded the size of the Board to nine directors. Following the recommendation of the Nominating and Governance Committee, the Board of Directors recommends the re-election of Mr. Luter and Mr. Murphy to three-year terms and the election of C. Larry Pope to the Board of Directors for a three-year term.

Although all the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

Information, including their business experience for the past five years, about the nominees for election as directors and about other directors of the Company whose terms of office do not expire this year appears below.

NOMINEES FOR ELECTION TO THREE-YEAR TERMS

Name—Age—Principal Occupation—Other Information	Director Since
Joseph W. Luter, III (67) Chairman of the Board and Chief Executive Officer of the Company since 1975; Chairman of the Board, President and Chief Executive Officer of the Company from June 2000 to October 2001 and prior to May 1995(1)	1975

Wendell H. Murphy (67) Private Investor; formerly Chairman of the Board and Chief Executive Officer of Murphy Farms, Inc., Rose Hill, North Carolina, a hog producer, prior to the Company’s purchase of such business in January 2000	2000	(2)

C. Larry Pope (51) President and Chief Operating Officer of the Company since October 2001; Vice President and Chief Financial Officer from 2000 to October 2001(3)	—

(1)  Mr. Luter has announced that he plans to relinquish the title of Chief Executive Officer effective as of August 31, 2006. If re-elected by the shareholders, Mr. Luter is expected to remain non-executive Chairman of the Board of Directors and continue focusing on acquisitions and long-term strategic development for the Company.

   Mr. Luter is the father of Joseph W. Luter, IV, an executive officer of the Company.

(2)  Mr. Murphy was also a director of the Company from 1991 through 1998.

(3)  Effective as of September 1, 2006, the Company’s Board of Directors has elected Mr. Pope as Chief Executive Officer and confirmed his continuing position as President of the Company.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2007 ANNUAL MEETING OF

SHAREHOLDERS

Name—Age—Principal Occupation—Other Information	Director Since
Ray A. Goldberg (79) Moffett Professor of Agriculture and Business, Emeritus, Harvard Business School; Director, Gold Kist Holdings Inc.	1999

John T. Schwieters (66) Vice Chairman of Perseus L.L.C., a merchant bank and private equity fund management company; formerly Managing Partner, Mid-Atlantic Region, Arthur Andersen LLP from 1989 to 2000; Director, Manor Care, Inc., Danaher Corporation and Choice Hotels International, Inc.	2001

Melvin O. Wright (78) Self-employed; formerly Advisor to PrimeCorp Finance, a Paris merchant bank, and prior to 1992, a senior executive and Director of Dean Witter Reynolds (now Morgan Stanley Dean Witter)	2000

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2008 ANNUAL MEETING OF

SHAREHOLDERS

Name—Age—Principal Occupation—Other Information	Director Since
Robert L. Burrus, Jr. (71) Chairman and Partner in the law firm of McGuireWoods LLP, Richmond, Virginia	1996

Hon. Carol T. Crawford (63) Attorney; formerly Commissioner of the U.S. International Trade Commission from 1991 until 2000; Assistant Attorney General of the United States, 1990; Associate Director, White House Office of Management and Budget from 1985 to 1989; Board of Trustees, Torray Fund	2000

Frank S. Royal, M.D. (66) Physician; Director of HCA Inc., SunTrust Banks, Inc., Chesapeake Corporation, Dominion Resources, Inc. and CSX Corporation	2002

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and to provide copies of such reports to the Company. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that all such filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of the Common Stock have been complied with during the fiscal year ended April 30, 2006, except that George H. Richter was late reporting one stock option grant.

COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following information with respect to beneficial ownership, as of July 12, 2006, of shares of Common Stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 16 of this Proxy Statement, and (iii) all current directors and executive officers as a group:

	Amount and Nature of Beneficial ownership Number of Shares(1)					Percent of Class
Name	Direct	Other		Total
Robert L. Burrus, Jr.	10,000	5,651	(2)	15,651	(2)	*
Hon. Carol T. Crawford	19,400	37,610	(3)	57,010	(3)	*
Jerry H. Godwin	—	210,000	(4)	210,000	(4)	*
Ray A. Goldberg	1,000	2,810	(5)	3,810	(5)	*
Joseph W. Luter, III	4,704,926	2,000,950	(6)	6,705,876	(6)	5.9%
Wendell H. Murphy	729,897	4,205,014	(7)	4,934,911	(7)	4.4%
C. Larry Pope	312,000	101,000	(8)	413,000	(8)	*
Richard J.M. Poulson	18,000	120,000	(9)	138,000	(9)	*
George H. Richter	—	—		—		*
Frank S. Royal, M.D.	1,000	2,000	(10)	3,000	(10)	*
John T. Schwieters	19,000	4,506	(11)	23,506	(11)	*
Melvin O. Wright	30,500	6,827	(12)	37,327	(12)	*
*All current directors and executive officers as a group (16 persons)	6,928,121	8,047,617	(13)	14,975,738	(13)	13.2%

* Less than 1% of class

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the “Direct” column are those which are owned and held by such person as outstanding shares and over which such person has sole voting power and sole dispositive power. Shares shown under the “Other” column include other forms of “beneficial ownership” pursuant to the aforesaid regulations, as described in the indicated footnotes.

(2)  Includes 5,651 shares held by the trustee of the Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”) in Mr. Burrus’ deferred stock account over which Mr. Burrus has voting control.

(3)  Includes 23,400 shares owned in an IRA of Mrs. Crawford’s husband, 8,800 shares held by Mrs. Crawford’s husband and 1,000 shares held by Mrs. Crawford as custodian for her grandchildren. Mrs. Crawford disclaims beneficial ownership of these 33,200 shares. Also includes 4,410 shares held by the trustee of the Directors Plan in Mrs. Crawford’s deferred stock account over which Mrs. Crawford has voting control.

(4)  Reflects 210,000 shares that Mr. Godwin has the right to acquire pursuant to presently exercisable stock options.

(5)  Includes 2,810 shares held by the trustee of the Directors Plan in Mr. Goldberg’s deferred stock account over which Mr. Goldberg has voting control.

(6)  Includes 2,000,000 shares that Mr. Luter has the right to acquire pursuant to presently exercisable stock options. Also includes 950 shares held by Mr. Luter as custodian for his daughter under the Virginia Uniform Transfers to Minors Act.

(7)  Includes 3,344,236 shares held by limited liability companies of which, directly or indirectly, Mr. Murphy is manager and holds the Class A interests, 860,775 shares pledged pursuant to variable prepaid forward contracts and 3 shares held by a corporation wholly owned by Mr. Murphy. Also includes 3,988 shares held by the trustee of the Directors Plan in Mr. Murphy’s deferred stock account over which Mr. Murphy has voting control.

(8)  Includes 1,000 shares owned by Mr. Pope’s son with respect to which Mr. Pope disclaims beneficial ownership. Also includes 100,000 shares that Mr. Pope has the right to acquire pursuant to presently exercisable stock options.

(9)  Includes 20,000 shares that Mr. Poulson has the right to acquire pursuant to presently exercisable stock options. Also includes 100,000 shares owned by the Smithfield-Luter Foundation of which Mr. Poulson is a co-trustee.

(10)  Includes 2,000 shares held by the trustee of the Directors Plan in Dr. Royal’s deferred stock account over which Dr. Royal has voting control.

(11)  Includes 4,506 shares held by the trustee of the Directors Plan in Mr. Schwieters’ deferred stock account over which Mr. Schwieters has voting control.

(12)  Includes 1,500 shares held by Mr. Wright’s wife as custodian for his grandchildren with respect to which Mr. Wright disclaims beneficial ownership. Also includes 5,327 shares held by the trustee of the Directors Plan in Mr. Wright’s deferred stock account over which Mr. Wright has voting control.

(13)  Includes 2,590,000 shares subject to presently exercisable stock options.

CORPORATE GOVERNANCE

The primary mission of the Board of Directors is to represent and protect the interests of the Company’s shareholders. The Board of Directors has undertaken a number of corporate governance initiatives in recent years, many of which are discussed below.

Constitution of the Board of Directors

The Company’s Board of Directors currently consists of eight directors. The Board of Directors has determined that five of the Company’s directors (Mrs. Crawford, Dr. Royal and Messrs. Goldberg, Schwieters and Wright) qualify as independent directors in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) because they have no other relationship with the Company. In addition, the Board of Directors has determined that two out of the three members of the Audit Committee (John T. Schwieters and Melvin O. Wright) are “audit committee financial experts” as defined in regulations promulgated by the SEC under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Mr. Schwieters currently serves on the audit committees of three other public companies. The Board of Directors has determined that such simultaneous service does not impair the ability of Mr. Schwieters to continue to serve effectively on the Company’s Audit Committee.

Committees of the Board of Directors and Meetings

The Board of Directors has four standing committees which met during fiscal 2006: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Pension and Investment Committee. Each of these committees is composed entirely of directors who have been determined by the Board of Directors to be independent under current NYSE standards and operates under a charter approved by the Board of Directors setting out the purposes and responsibilities of the committee. The committees and the Board of Directors periodically review and, as appropriate, revise the committees’ charters to reflect, among other things, changing regulatory developments under the Sarbanes-Oxley Act. All committee charters are available for review on the Company’s website, www.smithfieldfoods.com. A copy of the committee charters may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430. The Board of Directors has also established an Executive Committee which is authorized to exercise the powers of the Board of Directors between Board meetings but did not meet during the past fiscal year.

The table below provides an overview of the membership and responsibilities of all of the committees of the Board of Directors as well as the number of meetings held during fiscal 2006. In addition, the Board of Directors held four meetings during fiscal 2006. All directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
AUDIT 13 meetings John T. Schwieters, Chairperson Frank S. Royal, M.D. Melvin O. Wright

Oversee the financial reporting process

—     Review financial statements and releases

—     Review significant management judgments affecting financial statements

—     Review quality of accounting principles employed

—     Review adequacy of internal and disclosure controls and procedures

Oversee independent auditors

—     Oversee performance and independence

—     Pre-approve non-audit services

—     Appoint independent auditors

Review scope, methodology and results of the audit of the independent auditors

Oversee the Company’s compliance with Section 404 of the Sarbanes-Oxley Act relative to testing of internal controls

Oversee the internal audit department

Oversee compliance with laws and governmental regulations

—     Oversee administration of the Code of Business Conduct and Ethics

—     Review cases of misconduct

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
— Review and oversee related party transactions Oversee risk assessment and risk management

NOMINATING AND GOVERNANCE 3 meetings Frank S. Royal, M.D., Chairperson John T. Schwieters Melvin O. Wright

Guide selection of directors

—     Establish criteria for nominees

—     Review candidate qualifications

—     Recruit desired candidates

Recommend director nominees

Recommend committee membership

Review Governance Guidelines and recommend governance issues to be addressed

Review the Code of Business Conduct and Ethics

Evaluate director performance

Review committee structure and operations

Recommend ways to improve effectiveness of the Board of Directors

Recommend director compensation

COMPENSATION 2 meetings Ray A. Goldberg, Chairperson Hon. Carol T. Crawford Frank S. Royal, M.D.

Develop the Company’s philosophy on executive compensation

Establish compensation for the CEO based on its review and approval of corporate and personal goals and objectives and its evaluation of the CEO’s performance in light of those goals and objectives

Review and approve compensation for other executive officers and key personnel

Recommend compensation and benefit plans

Administer cash and equity-based incentive plans

PENSION AND INVESTMENT 6 meetings Melvin O. Wright, Chairperson Hon. Carol T. Crawford John T. Schwieters	Oversee the operation and funding of qualified and non-qualified retirement plans Exercise overall responsibility for designing, approving, evaluating and investing the assets of the retirement plans

EXECUTIVE 0 meetings Joseph W. Luter, III, Chairperson Robert L. Burrus, Jr. Wendell H. Murphy	Exercise the powers of the Board of Directors between Board meetings to the extent permitted by law

Governance Guidelines

The Board of Directors has adopted a set of Governance Guidelines reflecting a commitment to maintaining high corporate governance standards. The Nominating and Governance Committee is responsible for reviewing periodically the Governance Guidelines and making recommendations on governance issues that should be addressed by the Board of Directors. The Governance Guidelines are available for review on the Company’s website, www.smithfieldfoods.com. A copy of the Governance Guidelines may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430. Among other matters, the Governance Guidelines address the following:

•	A majority of the directors shall be independent within the meaning of the listing standards of the NYSE.

•	The Board of Directors is responsible for providing the best example of the Company’s core values of integrity and ethical behavior.

•	The directors meet regularly in executive session without the Chief Executive Officer (or any other directors who are current or former officers of the Company) present. These meetings are chaired by the Chairman of the Nominating and Governance Committee, who functions as the lead outside director.

•	Directors have access to the Company’s management at all times.

•	When a director no longer holds the principal position that he or she held when first elected to the Board of Directors, the Nominating and Governance Committee is to make a recommendation to the Board of Directors regarding the director’s continued service.

•	The Board of Directors conducts an annual review of its own performance.

•	The Chief Executive Officer reports annually to the Compensation Committee on succession planning and makes available on a continuing basis the Chief Executive Officer’s recommendation as to his successor should he be unexpectedly disabled.

Code of Business Conduct and Ethics

The Company maintains a Code of Business Conduct and Ethics (the “Code”) applicable to all of the Company’s employees, officers and directors. The purpose of the Code is to convey the Company’s policies and practices for conducting business in accordance with applicable law and the highest ethical standards. Any waiver of the Code for executive officers or directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, the Company has provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline. A compliance committee chaired by the Company’s General Counsel administers the Code and requires all directors and executive officers to complete an annual certification relating to ethics and compliance with the law, the Code and other Company policies. The chair of the compliance committee reports periodically to the Audit Committee on the administration of the Code and is required to report promptly any violation of the Code by an executive officer or director to the Chairman of the Audit Committee. The Code was adopted by the Board of Directors and is reviewed periodically by the Nominating and Governance Committee. The Code is available for review on the Company’s website, www.smithfieldfoods.com, and the Company will post any amendments to, or waivers from, the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Policies and Procedures Governing Director Nominations

The Nominating and Governance Committee considers candidates for nomination to the Board of Directors from a number of sources, including recommendations by current members of the Board of Directors and members of management. Current members of the Board of Directors are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Nominating and Governance Committee will also consider director candidates recommended by shareholders of the Company. Shareholders desiring to submit recommendations for director candidates must follow the following procedures:

•	The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered by the Committee for nomination for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Secretary of the Company not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

•	Such recommendation must be in writing and must include the following initial information: (i) the shareholder’s name and address, number of shares owned and proof of ownership; (ii) the name of the candidate; (iii) the candidate’s résumé or a listing of his or her qualifications to be a director of the Company; (iv) all other information regarding the candidate that would be required to be disclosed in a proxy statement filed with the SEC if the candidate were nominated for election to the Board of Directors; and (v) the candidate’s written consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors. The Nominating and Governance Committee may subsequently request additional information regarding the candidate.

•	Recommendations must be sent by U.S. Mail, courier or expedited delivery service to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

In evaluating nominees for director, the Nominating and Governance Committee is guided by, among other things, the principles for Board composition expressed in the Governance Guidelines, which include the following objectives:

•	The Board should be composed of qualified, dedicated and highly regarded individuals who have experience relevant to the Company’s operations and who understand the complexities of the Company’s business environment.

•	The Board should endeavor to maintain a “balanced” membership, with representation of relevant areas of experience, types of expertise and backgrounds.

The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet, but rather, in identifying and evaluating candidates for nomination, the Committee considers, in addition to the objectives set out in the Governance Guidelines, whether the candidate (i) demonstrates high ethical standards and accountability, (ii) has demonstrated substantial achievement and leadership in business, government, academic or other relevant fields, (iii) is dedicated to exercising independent and informed business judgment, (iv) is prepared and able to participate fully in Board activities, including service on committees, and (v) is not engaged in any activity adverse to, and does not serve on the board of another company whose interests are adverse to, or in conflict with, the Company’s interests. The Nominating and Governance Committee may also consider other factors such as whether the candidate is independent within the meaning of the listing standards of the NYSE and whether the candidate meets any additional requirements for service on the Audit Committee. The Nominating and Governance Committee does not intend to evaluate candidates recommended by shareholders any differently than other candidates.

Shareholder Communications with the Board of Directors

Shareholders may communicate by mail with all or selected members of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title (for example, “Chairman of the Nominating and Governance Committee” or “All Non-Management Directors”). All such correspondence should be sent c/o Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430 and must state the number of shares beneficially owned by the shareholder making the communication.

Executive Sessions of Independent Directors

In accordance with the Governance Guidelines, the independent members of the Board of Directors meet in executive session at least twice a year. These meetings are chaired by the Chairman of the Nominating and Governance Committee (currently Frank S. Royal, M.D.).

Attendance at Annual Meeting

It is the policy of the Company that directors should attend annual meetings of the shareholders. A regular meeting of the Board of Directors is scheduled in conjunction with the annual meeting. All directors attended the 2005 annual meeting of shareholders.

Director Compensation

Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $25,000, an additional annual retainer of $5,000 for each committee chairperson, $6,000 for each board meeting attended, $1,500 for each committee meeting attended if the committee meeting attended was not held in connection with, or on the same day as, a board meeting, and $1,000 for each telephonic board meeting attended, plus reimbursement of travel expenses incurred in connection with such attendance. If multiple committees with the same membership meet on the same day, only one meeting fee is paid.

Each non-employee director has the ability to participate in the Directors Plan which allows participating non-employee directors to defer receipt of a portion or all of the retainer and meeting fees the Company provides for Board services and receive such retainer and meeting fees in the future as shares of the Company’s common stock. In addition, non-employee directors are eligible for a deferred stock grant under the Directors Plan consisting of a number of stock units determined by the Board of Directors. Each stock unit awarded will entitle the participant to receive one share of Common Stock. Deferred stock grants of 1,000 stock units are made to each non-employee director immediately after each annual meeting of shareholders. The Board of Directors may modify the amount or timing of such additional deferred stock grants at any time. Distributions from the accounts will commence on the director’s separation from service from the Board of Directors for any reason (including resignation or death) or a specified number of years (between one and five) following the director’s separation from service. A director may also elect to have distributions commence upon a change in control (as defined in the Directors Plan). Distributions will be made in a single lump sum or in annual installments of up to 10 years, as previously elected by the director. While a non-employee director is a member of the Board of Directors, all of the director’s benefits under the Directors Plan will be maintained in stock units. Following separation from service, a director may elect to transfer all or any part of his or her stock units into one or more deemed investments approved from time to time by the Nominating and Governance Committee. Such transfers and any further reallocations among stock units and deemed investments may be made subject to restrictions determined appropriate by the Nominating and Governance Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter, adopted by the Board of Directors and reviewed annually by the Audit Committee. Each of the members of the Audit Committee is “independent” as defined by the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the Securities and Exchange Commission (“SEC”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting and issuing its reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has sole authority to retain, oversee, terminate and determine the compensation of the independent auditors. In accordance with Audit Committee policy and the requirements of law, all services to be provided by the independent auditors are required to be pre-approved by the Audit Committee or, between meetings, by the Chairman of the Audit Committee. Any decision by the Chairman of the Audit Committee to grant pre-approval is presented to the full Audit Committee at its next scheduled meeting.

The Company has a full time Internal Audit department that operates under a written charter approved by the Audit Committee. The Vice President – Internal Audit, who heads the department, reports directly to the Audit Committee on a functional basis. The responsibilities of the Internal Audit department include reviewing and evaluating the adequacy and integrity of internal control systems relating to, among other things, the reliability and integrity of the Company’s financial information, the safeguarding of the Company’s assets and the Company’s compliance with applicable laws and regulations. The Vice President – Internal Audit regularly reports to the Audit Committee on internal audit findings and the status of corrective actions taken to improve the Company’s business processes and procedures.

The Audit Committee met 13 times during fiscal 2006. At its meetings, the Audit Committee receives reports and holds discussions with representatives of the Company’s management, the Internal Audit department and the independent auditors. Each year, one or more of the meetings are held at an operating facility of one of the Company’s subsidiaries at which, in addition to its regular agenda, the Audit Committee receives reports from, and holds discussions with, the subsidiary’s management and receives an in-depth tour of the facility to enhance the committee members’ understanding of that subsidiary’s business operations and the risks associated therewith. The Committee regularly has private, separate sessions with each of management, the Vice President – Internal Audit and the independent auditors at which candid discussions take place regarding accounting, internal controls, financial management and other matters. The Audit Committee also regularly receives reports directly from Company or subsidiary managers responsible for key business functions relating to the assessment and management of financial risk and legal and regulatory matters. In between meetings of the Audit Committee, the Chairman of the Audit Committee regularly has discussions with management, the internal auditors and the independent auditors and reports on the matters discussed to the rest of the Audit Committee either before or at the next meeting, as circumstances warrant.

The Audit Committee reviews and discusses with both management and the independent auditors each of the Company’s quarterly and annual reports on Forms 10-Q and 10-K, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of such documents with the SEC. As part of this review, the Audit Committee considers the audit and review reports prepared by the independent auditors, as well as related matters such as the quality of the Company’s accounting principles and the clarity and completeness of the Company’s financial and other disclosures. The Committee engages in a similar review and discussions regarding the Company’s financial results before the publication of the Company’s quarterly earnings press releases. In addition, the Audit Committee reviews and discusses with management the Company’s proxy materials for each annual meeting of shareholders prior to the filing and distribution of such materials.

In accordance with NYSE requirements, the Audit Committee has overseen the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These procedures, which are incorporated into the Company’s Code of Business Conduct and Ethics (the “Code”), include an anonymous telephone hotline pursuant to which Company employees may report, on a confidential basis, concerns regarding questionable accounting or auditing matters. The Vice President – Internal Audit regularly reports to the Audit Committee on complaints or concerns received by the Company pursuant to the Code or through the telephone hotline and the actions taken by the Company in response. In addition, the chair of the compliance committee that administers the Code reports periodically to the Audit Committee on the administration of the Code.

The independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Disclosures with Audit Committees) and the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee considered whether the auditors’ provision of services to the Company beyond those rendered in connection with the audit and review of the Company’s financial statements was compatible with maintaining their independence. The Audit Committee has concluded that such services did not compromise the independence of Ernst & Young LLP.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of April 30, 2006, which management is required to perform under Section 404 of the Sarbanes-Oxley Act and related rules. The Audit Committee has also reviewed and discussed with the independent auditors their attestation report on management’s assessment of internal control over financial reporting and their review and report on the Company’s internal control over financial reporting. Each of these reports has been published in the Company’s Annual Report on Form 10-K for the year ended April 30, 2006 and included in the Company’s Annual Report to Shareholders for fiscal 2006. Throughout fiscal 2006, the Audit Committee received regular reports from management, the internal auditors and the independent auditors regarding management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the remediation of any such deficiencies.

The Audit Committee has reviewed with both management and the independent auditors the Company’s audited financial statements for the fiscal year ended April 30, 2006. This review included discussions with the independent auditors of matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The review also included discussions with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosure in the financial statements, including the disclosures related to critical accounting policies.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 for filing with the SEC. The Audit Committee also selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending April 29, 2007.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by Ernst & Young LLP has been carried out in accordance with generally accepted auditing standards.

Audit Committee

John T. Schwieters, Chairman

Frank S. Royal, M.D.

Melvin O. Wright

EXECUTIVE COMPENSATION

The table below sets forth, for the fiscal years ended April 30, 2006, May 1, 2005 and May 2, 2004, the annual, long-term and other compensation for services in all capacities to the Company and its subsidiaries of those persons who on April 30, 2006, were the Company’s Chief Executive Officer and the next four most highly compensated executive officers (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)		Securities Underlying Options/SARS (#)	All Other Compensation ($)
Joseph W. Luter, III Chairman of the Board and Chief Executive Officer	2006 2005 2004	850,000 850,000 850,000	3,826,518 9,860,713 6,609,055	162,157 — —	(2)	— — —	— 91,421 240,390	(3) (3)

C. Larry Pope President and Chief Operating Officer	2006 2005 2004	700,000 700,000 700,000	1,913,259 4,930,356 3,304,528	— — —		— 50,000 —	2,050 2,050 2,100	(4) (4) (4)

George H. Richter President of Farmland Foods, Inc.	2006 2005 2004	620,000 620,000 620,000	1,584,496 782,709 527,784	— — —		25,000 25,000 —	7,030 7,031 1,440	(4) (4) (4)

Jerry H. Godwin President of Murphy-Brown LLC	2006 2005 2004	750,000 750,000 750,000	1,105,552 1,418,521 262,131	— — —		— — —	2,225 2,225 2,000	(4) (4) (4)

Richard J.M. Poulson Executive Vice President and Senior Advisor to the Chairman	2006 2005 2004	600,000 550,000 500,000	800,000 1,450,000 1,200,000	— — —		— 20,000 —	2,175 2,175 2,033	(4) (4) (4)

(1) If no amount is shown as “Other Annual Compensation” for a Named Executive Officer for a particular fiscal year, the incremental cost to the Company of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the individual’s salary and bonus for such year.

(2) The value of perquisites is based on the incremental cost to the Company. Mr. Luter’s other annual compensation includes $141,942 related to his use of Company owned or chartered aircraft for fiscal 2006. The value of personal use of such aircraft is the direct cost per flight hour as calculated from the Company records for Company owned aircraft or as billed by a third-party for chartered aircraft.

(3) As previously reported, reflects the economic benefit to Mr. Luter attributable to the Company advancing premiums pursuant to certain split dollar life insurance arrangements. Effective June 30, 2004, these arrangements were terminated and the life insurance policies were assigned to the Company in satisfaction of the Company’s right to receive the cash surrender value thereof.

(4) Reflects Company contributions allocated to the Named Executive Officer under a defined contribution pension plan (401(k) plan).

The table below sets forth additional information concerning individual grants of stock options made under the Company’s 1998 Stock Incentive Plan during the last completed fiscal year to any of the Named Executive Officers.

Option Grants In Last Fiscal Year

	Individual Grants
	Number of securities underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name						5% ($)	10% ($)
George H. Richter	25,000	(2)	22.7%	31.86	6/2/2015	$382,820	$1,081,370

(1) The potential realizable values in the table assume that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

(2) The options awarded to Mr. Richter were granted on June 2, 2005, and will become exercisable on the fifth anniversary of the grant date. The options were granted with an exercise price equal to approximately 110% of the market price of the Common Stock at the time of grant.

The table below sets forth information with respect to option exercises during fiscal 2006 and the number and value of options held at April 30, 2006 by each of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Unexercised Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options (1) at FY End ($) Exercisable/Unexercisable
Joseph W. Luter, III	—	—	2,000,000/0	19,296,000/0
C. Larry Pope	—	—	60,000/240,000	820,000/1,351,000
George H. Richter	—	—	0/50,000	0/0
Jerry H. Godwin	—	—	150,000/90,000	2,052,000/699,000
Richard J.M. Poulson	—	—	20,000/0	0/0

(1) The dollar values are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at fiscal year-end. In each case, fair market value has been based on the last sales price of the Common Stock as reported by the NYSE on the relevant date. Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

The table below sets forth information with respect to securities issuable, or available for issuance, under the Company’s equity compensation plans as of April 30, 2006.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,926,750	$17.72	3,213,000
Equity compensation plans not approved by security holders	0	n/a	0

Total	3,926,750	$17.72	3,213,000

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is composed of three directors, each of whom is independent, as defined by the New York Stock Exchange. The Compensation Committee’s primary responsibility is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of executive officers and other key employees. The Compensation Committee has the overall responsibility for designing, reviewing, evaluating and approving the Company’s executive compensation plans, policies and programs for the Company’s executive officers and other significant employees. The Compensation Committee reports to the full Board of Directors on all matters within the Committee’s responsibilities but retains independent authority for the matters under its jurisdiction.

Smithfield Foods Compensation Philosophy

The Compensation Committee believes that long-term corporate performance and, in turn, shareholder value are enhanced by aligning the goals of the Company’s key employees, including its executive officers, with the financial interests of its shareholders. Performance-based incentive pay programs, applied in a balanced and cost-effective manner and closely tied to company-wide, business unit and/or individual performance, can be a powerful and effective tool to advance the business interests of the corporation. Accordingly, the Compensation Committee and the Company adhere to the concept of pay-for-performance, particularly through profit sharing arrangements for senior executives. As discussed more fully below, a significant portion of the total compensation of the Company’s key employees is performance-based and can vary widely from one year to the next, depending on Company or business unit performance and the volatile nature of an agricultural commodity-based industry. We believe that these profit sharing arrangements have been very effective in focusing our key employees on bottom line results that deliver value to our shareholders. These arrangements have also been effective in attracting and retaining top talent in a highly competitive global industry.

Internal Revenue Code Section 162(m) contains a provision that limits the deductibility for federal income tax purposes of certain compensation paid to named executive officers. Section 162(m) disallows the deductibility of certain compensation paid to these officers in excess of $1 million per year unless the payments meet the requirements of that provision. It is generally the Compensation Committee’s policy that performance-based components of the Company’s compensation program be deductible for federal income tax purposes under Section 162(m).

Principal Components of the Compensation Program

Compensation for the Company’s key employees consists of three principal components: base salary; short-term incentive compensation; and long-term incentive compensation. The short-term incentive compensation programs are cash-based and generally tied to the annual financial performance of the Company or the key employee’s business unit, usually based on profits (calculated before deduction for income taxes and incentive payments due to key employees). The long-term incentive compensation program is tied to the value of the Company’s stock through stock options. The Company encourages its executives to own stock of the Company and the long-term incentive compensation is designed in part to promote that objective. The Committee receives recommendations from the Chief Executive Officer and the Chief Operating Officer regarding the salaries, bonus arrangements and option grants for key employees, including the executive officers.

The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Company. Base salaries are generally established at levels sufficient to attract and retain an effective management team when considered in combination with the performance-based components of the program. The base salary of an executive is normally changed only on an infrequent basis and may remain the same for several years or more. The base salaries of most of the Company’s executive officers remained unchanged for fiscal 2006 as compared to the previous year.

The principal short-term incentive for key employees is the performance-based cash bonus paid at fiscal year end. For the Chief Executive Officer and other executive officers, these awards are generally made under the performance award component of the 1998 Stock Incentive Plan and utilize formulas set by the Committee at the beginning of the year. The formulas are generally based on profits, either company-wide or for a particular subsidiary, as the Committee finds most appropriate given the duties of the executive officer. The cash bonus paid to the Company’s Hog Production Group president, Mr. Godwin, is tied to his ability to control raising costs. For most executives, including Messrs. Luter III, Pope and Richter, performance bonuses are based on a multi-tiered structure that rewards higher levels of profitability with higher bonus percentages. Effective in fiscal 2006, the Committee increased profit targets for most corporate level executives (including Messrs. Luter III and Pope) to reflect the growth in the size and profitability of the Company. In all cases, bonus awards may be subject to adjustment downward at the Committee’s discretion based on an officer’s individual performance and other factors.

In recognition of the Company’s significant growth in recent years, beginning in fiscal 2004 all but one of those officers whose bonuses are tied solely to company-wide profits (including Messrs. Luter III and Pope) receive no performance bonuses unless the Company’s pre-tax income exceeds $100 million. Beginning in fiscal 2006, all but one of those officers whose bonuses are tied solely to subsidiary profits (including Mr. Richter) receive no performance bonuses under the 1998 Stock Incentive Plan unless the subsidiary’s profits exceed $20 million.

Consistent with the Company’s policy that a substantial portion of executive compensation be based on performance, bonus awards for executive officers in recent years have ranged from 0% to 92% of an executive officer’s total cash compensation depending on Company, relevant subsidiary and individual performance. As a percentage of total cash compensation, bonus awards averaged approximately 54% for executive officers in fiscal 2006 as compared to 80% and 72% in fiscal years 2005 and 2004, respectively.

Long-term incentives are provided in the form of stock options, awarded from time to time under the Company’s shareholder-approved stock option plans. The ultimate value to the employee of the stock options is dependent on the market price of the Common Stock. The Company’s stock option program ties the employee’s economic interests directly to increases in stock value over the long term as all stock options are granted with five year cliff vesting. It is intended to align the executives’ interests with those of the shareholders and promote long term tenure. Because this program also serves to encourage and motivate longer term, more strategic decision-making, stock options generally constitute a larger percentage of total compensation for corporate level executives than for subsidiary management.

The Committee determines the amount and terms of stock option grants based on a number of factors. In evaluating management’s recommendations for the recipients and size of stock option awards, the Committee considers the level of incentive already provided by the size and status of prior grants, and makes a subjective evaluation of the employee’s potential contribution to the Company’s future success. During fiscal 2006, 25 eligible employees (one of whom is an executive officer) were awarded stock options to acquire a total of 110,000 shares of Common Stock. The exercise price of the stock options awarded during fiscal 2006 was approximately 110% of the market price of the Common Stock at the time of grant. Stock options are generally granted effective as of the date of the Committee’s regularly scheduled meeting held in May or early June of each year as part of the annual compensation review process, except in limited cases where an award is made at a mid-year meeting of the Committee in connection with a change in an executive’s responsibilities. It has been the Company’s policy since fiscal 2003 to record compensation expense for new option grants.

Other Components of Executive Compensation

Most salaried employees, including all of the executive officers, whose salaries exceed $210,000 per year, are eligible to participate in the non-qualified supplemental pension plan described elsewhere in this proxy statement. The supplemental plan replaces benefits lost under the Company’s qualified pension plans due to the compensation and benefit limits imposed by the Internal Revenue Code. It is intended to provide a retirement benefit for all salaried employees that is approximately the same percentage of their earnings from the Company.

In addition, the Company provides a limited number of perquisites to its executive officers. The Committee believes that the perquisites are reasonable and consistent with the types of perquisites paid to other executives in the industry. As such, perquisites help serve to keep the Company’s base compensation packages competitive. These perquisites may include such personal benefits as (i) limited personal use of Company owned and chartered aircraft, (ii) use of a car leased by the Company, including all operating and maintenance costs, (iii) limited personal use of Company-owned properties, and (iv) supplemental life insurance.

CEO Compensation

The Compensation Committee determined the compensation of Joseph W. Luter, III, Chairman of the Board and Chief Executive Officer of the Company, for fiscal 2006 in accordance with the guidelines described above. As it did with most of the Company’s other executive officers, the Committee left Mr. Luter’s base salary for fiscal 2006 unchanged from the prior year. In fact, Mr. Luter’s base salary has not increased since May 2000, reflecting the Committee’s belief that the significant part of his compensation should be performance-based.

Mr. Luter received a performance award for fiscal 2006 paid pursuant to the Company’s 1998 Stock Incentive Plan. The Compensation Committee believes that the strong emphasis on incentive compensation for Mr. Luter resulting from the performance award operates as an appropriate inducement for him to direct efforts at increasing company-wide profits. Under the performance award formula established at the beginning of fiscal 2006, Mr. Luter received no cash bonus on the first $100 million of the Company’s fiscal 2006 profits (i.e., net income before deduction for income taxes and incentive payments due to key employees). He received a cash bonus equal to 2% of profits in excess of $100 million and less than $400 million. Had Company-wide profits exceeded $400 million, Mr. Luter would have received 3% of such excess as part of his cash bonus. In setting his performance award formula, the Committee took into consideration that Mr. Luter’s creative leadership and long-term strategic decision-making have been a key to the Company’s success over his 31 year tenure as Chief Executive Officer. Company earnings decreased significantly in fiscal 2006 compared to fiscal 2005 as industry conditions worsened. Consequently, Mr. Luter’s performance bonus decreased by over 60% consistent with the Committee’s pay-for-performance philosophy. Mr. Luter’s cash bonus represented approximately 82% of his total cash compensation in fiscal 2006.

Because of the long-term incentives provided by Mr. Luter’s existing stock ownership and a grant of stock options made to him in fiscal 2002, Mr. Luter was awarded no stock options during fiscal 2006.

The Committee believes that the total compensation paid to Mr. Luter for fiscal 2006 was fair and reasonable based on his performance as Chairman of the Board and Chief Executive Officer and in light of the overall performance of the Company. Because of the substantial percentage of Mr. Luter’s potential compensation that is based solely on profits of the Company, the Committee also believes that Mr. Luter’s compensation continues to reflect the Company’s philosophy of pay-for-performance.

Compensation Committee

Ray A. Goldberg, Chairman

Hon. Carol T. Crawford

Frank S. Royal, M.D.

PERFORMANCE GRAPH

The graph below presents a comparison of the Company’s five-year cumulative total return on the Common Stock with the Meat Packing Index (SIC Code 2011) and the S&P 500 Index, each prepared by Hemscott, Inc., assuming that investments of $100 were made on April 29, 2001 and that dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG SMITHFIELD FOODS, INC.,

MEAT PACKING INDEX AND S&P 500 INDEX

	4/29/2001	4/28/2002	4/27/2003	5/2/2004	5/1/2005	4/30/2006
SMITHFIELD FOODS, INC.	100.00	114.85	102.93	145.47	165.49	147.12
MEAT PACKING INDEX	100.00	122.54	111.96	150.93	162.89	163.70
S&P 500 INDEX	100.00	87.37	75.75	93.08	98.97	114.23

PENSION PLANS

The Company and its subsidiaries sponsor four pension plans covering the Company’s salaried employees. The Company, Gwaltney of Smithfield, Ltd., Patrick Cudahy Incorporated, The Smithfield Packing Company, Incorporated and Murphy-Brown LLC and subsidiaries maintain a qualified non-contributory pension plan covering their salaried employees (the “Company Plan”). Similar plans cover salaried employees of John Morrell & Co. (the “John Morrell Plan”) and Farmland Foods, Inc. (the “Farmland Foods Plan”). The salaried employees participating in these plans whose salaries exceed the 401(a)(17) compensation limit ($210,000) are also covered by a nonqualified Supplemental Pension Plan (the “Supplemental Plan”).

The qualified plans provide for retirement benefits which generally are a function of a participant’s average remuneration during his or her highest five consecutive calendar years of the last ten years of employment and aggregate years of service. The Supplemental Plan replaces some or all of the benefits lost under the qualified plans due to the imposition of the Internal Revenue Code compensation and benefit limits. These Supplemental Plan benefits are calculated using the Company Plan’s benefit formula with a cap on average compensation, reduced by the benefits payable under the Company Plan, the John Morrell Plan and/or the Farmland Foods Plan.

The following table shows the estimated annual straight-life annuity benefit payable from either the Company Plan, the John Morrell Plan or the Farmland Foods Plan plus the Supplemental Plan, upon retirement at age 65 in 2006, based on the specific remuneration and years of service classifications set forth below.

PENSION PLAN TABLE

Average Compensation	Selected Years of Service
	15	20	25	30	35	40
$ 500,000	$120,000	$160,000	$200,000	$240,000	$280,000	$320,000
750,000	180,000	250,000	310,000	370,000	430,000	490,000
1,000,000	250,000	330,000	410,000	500,000	580,000	660,000
1,500,000	380,000	500,000	630,000	750,000	880,000	1,000,000
2,000,000	500,000	670,000	840,000	1,010,000	1,170,000	1,340,000
3,000,000	760,000	1,010,000	1,260,000	1,520,000	1,770,000	2,020,000
5,000,000	1,270,000	1,690,000	2,110,000	2,540,000	2,960,000	3,380,000

The compensation covered by the Supplemental Plan consists of the cash compensation disclosed in the annual compensation reported in the Summary Compensation Table, except that it is determined on a calendar year basis. The Supplemental Plan benefit is based on average compensation which is the average of the highest five consecutive calendar years’ cash compensation during the last ten years of a participant’s career with that average not to exceed $5,000,000.

As of April 30, 2006, Messrs. Luter, III, Pope, Godwin and Poulson are credited with 38, 25, 11 and 8 years of service, respectively, under the Company Plan and the Supplemental Plan. Mr. Richter is credited with 30 years of service under the Farmland Foods Plan and 2 years of service under the Supplemental Plan. The benefits shown in the table are not subject to any reduction for benefits paid from other sources, including Social Security.

OTHER TRANSACTIONS

The Company has business relationships with certain entities owned in whole or part by Wendell H. Murphy, a director, and his family members. Each of these entities owns farms that produce and grow hogs under contract with Murphy-Brown LLC, a subsidiary of the Company. The Company advances associated farm and other support costs to most of these entities for which it is subsequently reimbursed. The ownership of these entities and the amounts of their transactions with the Company during fiscal 2006 are set forth below. Wendell H. Murphy holds a 43% interest in Arrowhead Farms, Inc. to which the Company made $1,169,373 in payments. Wendell H. Murphy holds a 1% interest and Wendell H. Murphy, Jr., Mr. Murphy’s son, holds a 99% interest in DM Farms of Rose Hill LLC to which the Company made payments of $22,921,082 in fiscal 2006 and from which the Company received payments of $174,073. Wendell H. Murphy, Jr. and Wendy Murphy Crumpler, Mr. Murphy’s daughter, each have a 40% interest in Enviro-Tech Farms, Inc. to which the Company made payments of $2,921,486 and from which the Company received payments of $62,988. Wendell H. Murphy, Jr. holds a 29% interest in Golden Farms, Inc., a 50% interest in Lisbon 1 Farm, Inc., and a 51% interest in Triumph Associates to which the Company made payments of $1,246,631, $1,182,186, and $1,080,535, respectively. Wendell H. Murphy’s brother, Harry D. Murphy, has a 30% interest in Murphy-Honour Farms, Inc. to which the Company made payments of $2,326,372 and from which the Company received payments of $40,441. Harry D. Murphy has a 49% interest in PSM Associates to which the Company made payments of $3,753,022 and from which the Company received payments of $19,819. Wendy M. Crumpler and her husband, Kelly Crumpler, each have a 50% interest in Pure Country Farms, LLC to which the Company made payments of $2,458,132 and from which the Company received payments of $33,494. Wendy M. Crumpler and Wendell H. Murphy, Jr. each have a 50% interest in Stantonsburg Farm, Inc. and a 37.5% interest in Webber Farms, Inc. to which the Company made payments of $507,644 and $2,586,955, respectively, and from which the Company received payments of $0 and $28,053, respectively. The Company believes that the terms of the foregoing arrangements were no less favorable to the Company than if entered into with unaffiliated parties.

Jerry H. Godwin, an executive officer, holds a 33% ownership interest in JCT LLC with the remaining ownership interest held by two employees of Murphy-Brown LLC, a subsidiary of the Company. JCT owns certain farms that produce hogs under contract with Murphy-Brown. In fiscal 2006, the Company made payments totaling $7,318,809 to JCT for the production of hogs and received payments totaling $2,837,607 from JCT for reimbursement of associated farm and other support costs. The Company believes that the terms of the foregoing arrangements were no less favorable to the Company than if entered into with unaffiliated parties.

Joseph W. Luter, IV, the son of Joseph W. Luter, III, is the President of The Smithfield Packing Company and an executive officer of the Company. In fiscal 2006, his salary and bonus totaled $1,098,315.

Jason Richter, the son of George H. Richter, is employed by the Company as a Director of International Sales for Farmland Foods. In fiscal 2006, his salary and bonus totaled $122,050.

Christopher Pope, son of C. Larry Pope, is an employee of Industrial Fleet Management (“IFM”) and provides services on behalf of IFM to the Company. Christopher Pope’s salary and bonus from IFM was $75,000 for calendar year 2005.

Robert L. Burrus, Jr., a director of the Company, is a partner in the law firm of McGuireWoods LLP, which has provided legal services to the Company on a regular basis since 1985.

PROPOSAL 2

APPROVAL OF THE PERFORMANCE AWARD COMPONENT

OF THE 1998 STOCK INCENTIVE PLAN, AS AMENDED

In 1998, the Board of Directors of the Company adopted and the shareholders of the Company approved the Smithfield Foods, Inc. 1998 Stock Incentive Plan (the “1998 Plan”). In 2001, the Board amended the 1998 Plan, with shareholder approval, to expand the performance criteria that may be used to measure achievement under performance awards granted pursuant to the 1998 Plan.

The Company is submitting for re-approval by the shareholders the entire portion of the 1998 Plan described under “Performance Awards” below, including the designated performance criteria and the limitations on the amount payable under a performance award to any participant for a taxable year. The Company’s shareholders gave such approval in 2001 but Section 162(m) of the Internal Revenue Code requires shareholder approval every five years for the performance-based compensation under the awards to be deductible by the Company under the Internal Revenue Code.

The 1998 Plan is intended to provide a means for selected key employees of the Company to increase their personal financial interest in the Company, thereby stimulating the efforts of these employees and strengthening their desire to remain with the Company (references to the “Company” in this section include subsidiaries).

The principal features of the 1998 Plan as amended are summarized below.

General

The 1998 Plan authorizes for issuance pursuant to incentive awards a total of 6,000,000 shares of Common Stock plus any shares of Common Stock that have not been issued under the Company’s prior stock option plan. Such incentive awards may be in the form of performance awards, incentive stock options or nonstatutory stock options, as described below. 1998 Plan participants will pay no consideration for awards under the 1998 Plan, although they will pay to exercise options, as further described below.

If an award under the 1998 Plan or the Company’s prior stock option plan is cancelled, terminates or lapses unexercised, any unissued shares allocable to such award may be subjected again to an incentive award under the 1998 Plan. The number of shares that may be issued under the 1998 Plan will be adjusted in the event of a future stock dividend, stock split or other similar event affecting the Common Stock.

No more than 2,000,000 shares may be allocated to the incentive awards that are granted to any participant during a single tax year.

Eligibility

All present and future employees of the Company who may contribute significantly to the Company are eligible to receive awards under the 1998 Plan. The Company estimates that it has approximately 125 such employees (70 of whom are officers) who may be eligible for awards.

Administration

The 1998 Plan is administered by a committee or subcommittee composed of non-employee directors of the Company (the “Committee”). The 1998 Plan is intended to meet the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee has the power and complete discretion to determine when to grant awards, which eligible employees will receive awards, whether the award will be an incentive or nonstatutory stock option or performance award and the number of shares to be allocated to each award. The Committee may impose conditions on the exercise of options, and may impose such other restrictions and requirements as it may deem appropriate.

Performance Awards

Performance awards are subject to the achievement of pre-established performance goals and will be administered to comply with the requirements of Section 162(m) of the Internal Revenue Code. Performance goals will use objective and quantifiable performance criteria that are measures of performance for the Company or a subsidiary. These performance criteria may consist of any of the following as defined by the Committee: asset growth; pre-tax earnings; pre-tax profits; debt to equity ratio; earnings per share; revenues; operating income; operating costs and efficiencies; operating cash flow; net income, before or after taxes; net income before income taxes, incentive payments and accounting for minority interest; return on total capital, equity, revenue or assets; or market value of the Company’s Common Stock. The Committee establishes the amount of cash payable at specified levels of performance based on the performance goals. The participant receives the appropriate payments at the end of the performance period if the performance goals (and other terms and conditions of the award) are met. The amount payable under a performance award to any participant for a taxable year may not exceed the greater of $2,000,000 or 3% of the Company’s net income before income taxes, incentive payments and accounting for minority interests for the year for which the performance award is made. The payments under a performance award will be in cash. A participant who receives a performance award may also participate in incentive arrangements outside the 1998 Plan.

Stock Options

Options to purchase shares of Common Stock granted under the 1998 Plan may be incentive stock options or nonstatutory stock options. Incentive stock options qualify for income tax treatment under Section 422 of the Internal Revenue Code, while nonstatutory stock options do not. The purchase price of Common Stock covered by an option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. Fair market value means the average of the high and low sales prices as quoted on the NYSE.

The value of incentive stock options, based on the exercise price, that can be exercisable for the first time in any calendar year under the 1998 Plan or any other similar plan maintained by the Company is limited to $100,000 for each participant.

Options may not be exercised until five years after the date of grant except as otherwise specified by the Committee. Incentive stock options may not be exercised after the first to occur of (i) 10 years (or, in the case of an incentive stock option granted to a 10% shareholder, five years) from the date on which the incentive stock option was granted, (ii) three months from the optionee’s termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee’s termination of employment on account of death or disability. Unless otherwise provided in an incentive award, an option not otherwise exercisable will become exercisable upon a Change of Control. A “Change of Control” is defined to include generally (i) the acquisition, other than from the Company, by any person or group of 20% of the outstanding shares of Common Stock or 20% of the combined voting power of the Company’s then outstanding voting securities, (ii) the current directors (and any directors whose election or nomination for election is approved by a majority of the incumbent directors) cease to constitute at least a majority of the Board of Directors, (iii) approval by the Company’s shareholders of a reorganization, merger or consolidation if the owners of the Common Stock and voting securities of the Company immediately prior to such transaction do not own more than 50% of the outstanding shares of Common Stock and the combined voting power of the outstanding voting securities of the corporation resulting from such transaction or (iv) approval by the Company’s shareholders of a complete liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company. The Committee may also accelerate the expiration date of outstanding options in the event of a Change of Control.

An optionee exercising an option may pay the purchase price in cash. If the option so provides, payment may also be made by delivering or having withheld shares of Common Stock, or by delivering an exercise notice together with irrevocable instructions to a broker to deliver to the Company the purchase price from the proceeds generated by the sale of the shares or a loan secured by the shares. The Plan does not provide for “reload” options and does not allow repricing of options at a lower exercise price.

The Company’s Common Stock is traded on the NYSE and on July 12, 2006, the last reported sales price was $29.20.

Transferability of Awards

Nonstatutory stock options are transferable to the extent provided in an incentive award or by Committee action. All other incentive awards are not transferable except by will or the laws of descent and distribution.

Amendment of the 1998 Plan and Awards

The Board of Directors may amend the 1998 Plan in such respects as it deems advisable. Shareholder approval must be obtained for any amendment that increases the number of shares reserved, materially modifies eligibility to participate or materially increases benefits to participants. Awards granted under the 1998 Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the 1998 Plan.

Termination of the Plan

Unless sooner terminated by the Board of Directors, the 1998 Plan will terminate on June 30, 2008. No awards may be made under the 1998 Plan after its termination.

Federal Income Tax Consequences

Generally, a participant will not incur federal income tax when he or she is granted performance awards, nonstatutory stock options or incentive stock options.

A participant who receives payment under a performance award will include in gross income as compensation an amount equal to the cash that is paid to the participant under the performance award.

Upon exercise of a nonstatutory stock option, a participant generally will recognize compensation income equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. Generally, such amounts will be included in the participant’s gross income in the taxable year in which exercise occurs. The compensation income recognized by the participant is subject to income tax withholding by the Company.

Upon exercise of an incentive stock option, a participant generally will not recognize income subject to tax, unless the participant is subject to the alternative minimum tax. If the participant holds the Common Stock acquired upon the exercise of an incentive stock option until the latter of two years after the option was awarded to the participant or one year after the Common Stock was issued to the participant, then any profit or loss realized on the later sale or exchange of the Common Stock will be capital gain or loss. Otherwise, the option is taxed similar to a nonstatutory stock option.

A participant may pay the purchase price on the exercise of a nonstatutory stock option or an incentive stock option by delivery of cash. If the option agreement or the Committee otherwise provides, a participant may also pay with shares of Common Stock, or a combination of cash and Common Stock. Usually when a participant delivers shares of Common Stock in satisfaction of all, or any part, of the purchase price, no taxable gain is recognized on any appreciation in the value of the previously held Common Stock.

Assuming that a participant’s compensation is otherwise reasonable, the Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes compensation income in connection therewith, as described above. The Company generally does not receive a deduction in connection with the exercise of an incentive stock option, unless the participant disposes of Common Stock received upon exercise of such option before the end of the required holding period. The Company generally is entitled to the business expense deduction associated with any grants made under the 1998 Plan without regard to the deduction limitations of Section 162(m) of the Internal Revenue Code.

This summary of federal income tax consequences of performance awards, nonstatutory stock options and incentive stock options does not purport to be complete. There may also be state and local income taxes applicable to these transactions.

New Plan Benefits

The benefits under the performance award component of the 1998 Plan for fiscal 2007 are not determinable at this time. The benefits under the performance award component for fiscal 2006 for each Named Executive Officer are shown on page 16 in the bonus column of the Summary Compensation Table. In fiscal 2006, a total of $10,724,562 in performance award bonuses were earned by nine officers (all of whom were executive officers).

Vote Required

Approval of the performance award component of the Smithfield Foods, Inc. 1998 Stock Incentive Plan, as amended, requires the affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting.

The Board of Directors believes that approval of the performance award component of the Smithfield Foods, Inc. 1998 Stock Incentive Plan is in the best interest of all shareholders and, accordingly, recommends a vote “FOR” approval of the performance award component of the Smithfield Foods, Inc. 1998 Stock Incentive Plan, as amended.

PROPOSAL 3

RATIFICATION OF

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending April 29, 2007 and is submitting this matter to the shareholders for their ratification. Ernst & Young has served as the Company’s independent auditors since May 3, 2002. One or more representatives of Ernst & Young will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by shareholders.

In the event the proposal to ratify the selection of Ernst & Young is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next fiscal year ending April 27, 2008. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 2007 to stand unless the Board of Directors finds other reasons for making a change.

Audit and Other Fees

Audit Fees.    The aggregate fees billed by Ernst & Young for audit services (audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q, statutory audits of certain foreign subsidiaries, and assistance with and review of SEC filings, including consents and comment letters) for fiscal 2006 and fiscal 2005 were $3,340,500 and $4,712,000, respectively.

Audit-Related Fees.    The aggregate fees billed by Ernst & Young in fiscal 2006 and fiscal 2005 for audit-related services not otherwise reported in the preceding paragraph (due diligence services and internal control review services) were $241,000 and $59,500, respectively.

Tax Fees.    The aggregate fees billed by Ernst & Young in fiscal 2006 and fiscal 2005 for tax return preparation and tax planning services were $362,600 and $581,000, respectively.

All Other Fees.    There were no other fees billed by Ernst & Young in fiscal 2006 or fiscal 2005 for any other services. None of the services provided by Ernst & Young consisted of financial information systems design or implementation services.

Recommendation

The Board of Directors of the Company recommends that you vote ”FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending April 29, 2007.

PROPOSAL 4

SHAREHOLDER PROPOSAL

We have been advised that the Nathan Cummings Foundation of 475 Tenth Avenue, 14th Floor, New York, NY 10018 (owning 10,600 shares of Common Stock) intends to present the following resolution at the Annual Meeting of Shareholders. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below. The Board of Directors and the Company accept no responsibility for the content of the proposal and disagree with certain characterizations made therein.

Proposal

Our company relies heavily on contract farms for the production of its hogs. In 2005, Smithfield’s hogs were produced by approximately 2,515 farms, of which less than one-fourth were company-owned. While Smithfield currently produces an in-depth stewardship report covering processing facilities and some aspects of the operation of company-owned farms, it does not report metrics for its contract farms because it views them as independent businesses.

Our company’s management has noted, “Through its hog raising and pork processing subsidiaries, the company can exercise complete control over its products—from their genetic lines and nutritional regimen to how they are processed . . . .Vertical integration gives us control over our pork products from squeal to meal.” Given Smithfield’s admittedly high level of control over the hog production process, we are concerned about the possible environmental liabilities arising from our company’s contract farms. As Smithfield’s 2005 10-K states, “Hog production facilities generate significant quantities of manure, which must be managed properly to protect public health and the environment.”

The United States Environmental Protection Agency has considered imposing liability on integrators like Smithfield for environmental damages occurring on contract farms. Although integrator liability provisions were dropped from the EPA’s NPDES Permit Regulation and Effluent Limitation Guidelines for Concentrated Animal Feeding Operations (CAFOs) Final Rule, the EPA has faced pressure to reconsider the omission of this provision.

In a ruling that may have national implications, a federal court ruled that Tyson Foods shared responsibility for pollution stemming from farms owned by contract farmers in Kentucky. An attorney representing local farmers noted that the ruling could potentially subject other CAFOs—such as those for pigs—to similar lawsuits.

We commend Smithfield for the high quality of its Stewardship Report and its willingness to engage in productive dialogue with shareholders. However, in light of growing pressure to hold integrators responsible for the environmental performance of their contract farms, we are concerned about the long-term sustainability of the company’s business model.

We believe that reporting on the environmental impacts of hog production operations carried out on contract farms will provide investors with a better understanding of Smithfield’s possible environmental liabilities. Environmental reporting can aid in the identification of trouble spots, signal cost saving opportunities and allow investors to better assess the risks and opportunities associated with Smithfield’s business model.

RESOLVED:    Shareholders request that Smithfield prepare a sustainability report, at reasonable cost and omitting proprietary information, examining the environmental impacts of both company-owned and contract farms. The report should be made available to shareholders by April 2007.

SUPPORTING STATEMENT:    We believe that the report should include information relating to water usage, significant air emissions, water sources and other ecosystems affected by runoff and discharges, indices of fines for non-compliance associated with environmental issues and the performance of suppliers relative to environmental guidelines and programs currently used by the company. Smithfield may, at its discretion, include this information in its Stewardship Report.

OUR RESPONSE TO THE SHAREHOLDER PROPOSAL

Our Board believes that this proposal is not in the best interests of the shareholders and opposes this proposal for the following reasons.

It is our corporate policy to conduct business in an ethical manner consistent with continual improvement in regard to protecting human health and the environment. Our commitment to being a responsible corporate citizen can be seen through our implementation of many innovative projects and policies that serve to protect and preserve our precious natural resources. Our goal is 100 percent compliance, 100 percent of the time. In addition to reviewing this response, we invite our shareholders to review our corporate website at www.smithfieldfoods.com where we describe our continuing environmental efforts and accomplishments.

We pride ourselves on being an industry leader in environmental stewardship. Environmental Management Systems (“EMSs”) are at the heart of our commitment to continual environmental change and improvement. An EMS is a comprehensive system for identifying and managing parts of an organization’s activities that have, or could have, an impact on the environment. We were the first in the industry to obtain ISO 14001 certification for all our U.S. hog production and processing facilities, save recent acquisitions. ISO 14001 certification is an international standard developed by the Geneva-based Organization for Standardization, which can only be achieved after a rigorous third-party audit of the environmental management system in place. In 2000, we had no ISO 14001 certified company-owned farms. At the end of calendar year 2005, we had 496 ISO 14001 certified company-owned farms. As many of our EMSs have now matured, our thinking on environmental issues has shifted from being reactive to taking a more proactive approach, allowing us to make significant strides in key areas, such as energy efficiency and water conservation.

Our progress on our EMSs continues as we reached two additional milestones in 2005. Twenty-eight of our farms in Poland became the first in that country to receive ISO 14001 certification for EMSs. In addition, our hog production subsidiary, Murphy-Brown, achieved ISO 14001 certification for eleven U.S. feed mills—from North Carolina to Utah—as well as its fleet and other support operations.

Our commitment to maintaining ISO 14001-certified EMSs gained us recognition from federal and state agencies and industry organizations in 2005 including the following examples:

•	In May, the U.S. Environmental Protection Agency formally recognized us for EMS industry leadership;

•	Our subsidiary, Farmland Foods, received the 2005 Governor’s Iowa Environmental Excellence Award for achieving ISO 14001 certification for its EMS at two pork processing facilities;

•	Of the 147 meat processing plants honored for achievement in environmental management through the American Meat Institute’s Environmental “MAPS” awards program in 2005, 48 of our plants were so recognized with 38 of our facilities receiving Tier 4—Environmental Star status, the only plants to receive such status; and

•	Eight of our facilities received Virginia Environmental Excellence Program designations for their use of EMSs from the Virginia Department of Environmental Quality.

We publish a yearly report devoted to a review of our environmental efforts and accomplishments. Our 2005 Corporate Social Responsibility Report provides some aspects of the information requested by the proposal for our company-owned farms. The report, which is available on our corporate website, includes detailed information regarding environmental, employee safety and community involvement performance in our operations, including numerous environmental, air, water and safety metrics for our first and further processing facilities and company-owned farms. Specifically, the 2005 report includes metrics regarding water usage, electricity usage, natural and liquid propane gas usage, and other environmental metrics designed to provide additional information regarding the environmental processes in place at our company-owned farms.

We rely on both company-owned farms and independent contract growers to produce hogs. Though we are committed to striving for environmental excellence, we do not measure or publicly report the environmental performance of the farms owned and managed by our contract growers because these farms are independent businesses. These independent farms are not currently required by law to provide us, or regulatory agencies, with the information necessary to prepare a sustainability analysis of the type contemplated by the proponent. If we were to attempt to impose such requirements on our contract growers, it would place us at a competitive disadvantage in the recruitment and retention of contract growers due to the higher costs and the administrative burden our contract growers would have to bear in collecting and reporting such information to us. However, to be a Smithfield contract grower, farmers must comply with all applicable environmental laws, and, as with company-owned farms, all contract growers are monitored by governmental regulatory agencies. To this end, in partnership with the North Carolina Division of Pollution and Environmental Assistance, we helped develop and make available to contract farmers, free of charge, guidance on the development of environmental management systems. Just as these systems assist our company-owned farms in managing their environmental affairs, they serve to assist contract farmers to develop methods to prevent pollution and protect the environment. In an effort to further our commitment to being a responsible corporate citizen, we make these materials available for all farmers (not only those who contract with Smithfield), free of charge, on our corporate website.

This is the third year in a row that we have received this proposal. We have had numerous discussions with the proposal’s proponent regarding environmental reporting issues and value the conversations we have had with the proponent as we do with all of our concerned shareholders and stakeholders. Each year this proposal has been submitted, we have carefully considered it. As in the previous two years, we have decided that it is not in our best interest as its adoption would place us at a competitive disadvantage due to the additional costs our independent contract farmers would be required to incur to implement this proposal.

In view of the continual improvements we are making with our reporting practices with respect to our company-owned farms and the fact that the proposal’s request for sustainability reporting on the contract farms would be burdensome to both us and our contract farmers, the Board of Directors does not believe that this proposal is in the best interest of the Company.

Recommendation

The Board of Directors of the Company believes that this shareholder proposal is not in the best interest of the Company and unanimously recommends that you vote “AGAINST” this proposal.

PROPOSAL 5

SHAREHOLDER PROPOSAL

We have been advised that People for the Ethical Treatment of Animals (“PETA”) of 501 Front St., Norfolk, VA 23510 (owning 180 shares of Common Stock) intends to present the following resolution at the Annual Meeting of Shareholders. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below. The Board of Directors and the Company accept no responsibility for the content of the proposal and disagree with certain characterizations made therein.

Proposal

ANIMAL WELFARE SHAREHOLDER RESOLUTION

WHEREAS, on its Web site, Smithfield’s animal welfare policy proclaims that Smithfield is “committed to being the industry leader in animal welfare practices to assure respectful and humane treatment of [our] animals,” a commitment reiterated in its Animal Welfare Management System (AWMS); and

WHEREAS, Smithfield’s 2004 stewardship report states that treating animals humanely “is the right thing to do, and it is in the best long-term interests of our company;” and

WHEREAS, Smithfield and its subsidiaries use production systems that cause animals immense suffering—for example, female pigs endure continual cycles of forced impregnation and are confined to metal crates so small that they cannot turn around, and their newborn piglets are taken from them to have their tails cut off, their ears mutilated, their testicles ripped out, and the ends of their eye teeth cut off with a sharp tool—without any pain relief; and

WHEREAS, while Smithfield claims to humanely euthanize sick or injured animals “not responding to care and treatment,” it nevertheless refused to euthanize critically injured animals and declined emergency veterinary treatment, offered free of charge, following a Smithfield hog truck accident on October 18, 2005, and began to kill suffering animals only many hours after the accident; and

WHEREAS, in 2005, more than 500 Smithfield pigs died slowly and painfully of overheating when the malfunction of a climate-control system went unnoticed; and

WHEREAS, Smithfield claims that its AWMS could “serve as a model for the rest of the industry” while discordantly claiming that its details are “proprietary” and refusing to share them with the public; and

WHEREAS, in order to have our AWMS be credible and have it serve as an industry model and in order to protect animals from the worst abuses possible—it must be transparent and verifiable to shareholders and the public; and

WHEREAS, a credibility gap exists between the company’s public commitment to animal welfare, the manner in which its animals are actually treated, and its refusal to release the full details of its AWMS while at the same time calling it an industry model;

NOW, THEREFORE, BE IT RESOLVED that shareholders request that the company harmonize its actions with its policies by, beginning in 2007, issuing reports to shareholders—at a reasonable cost and with proprietary information omitted—by posting audit results on its Web site so that shareholders can monitor compliance with the AWMS at company-owned and contract facilities; this information should include all scientific standards and criteria for passing and failing an audit as well as each supplier’s score on each element of the criteria.

OUR RESPONSE TO THE SHAREHOLDER PROPOSAL

We pride ourselves on our commitment to be the industry leader in ensuring animal well-being through the use of science-based animal welfare practices. Under our animal welfare policies, the Company and each of its subsidiaries involved with the production or processing of live animals are committed to providing:

•	shelter that is designed, maintained and operated to provide a physical environment that meets the animals’ needs;

•	access to adequate water and high quality food to meet the animals’ nutritional requirements;

•	humane treatment of animals that ensures their well-being and meets or exceeds all applicable governmental requirements;

•	identification and appropriate treatment of animals in need of care; and

•	timely use of humane methods to euthanize those sick or injured animals not responding to care and treatment.

In furtherance of these policies, Murphy-Brown (our hog production group) has developed a comprehensive animal welfare management system (“AWMS”) that we believe is unmatched in the industry. Our AWMS forms the basis for managing animal welfare on all of our hog farms, from birth through transport. In creating our AWMS, we assembled a multidisciplinary team of experts so that animal welfare issues could be analyzed from all different perspectives. In order to ensure that the system would be credible, science-based and auditable, we retained the services of Dr. Stanley Curtis of the University of Illinois and Dr. Temple Grandin of Colorado State University, both of whom are recognized, international authorities on animal state of being. (In fact on its website, PETA has referred to Dr. Grandin as “perhaps the industry’s leading farmed-animal welfare expert.”) No policy document comprising the AWMS has been adopted or changed without the review and approval of both Dr. Curtis and Dr. Grandin. In addition to our own internal audits, which are ongoing, we utilize the United States Department of Agriculture’s (USDA) Process Verified program to audit the AWMS to verify our adherence to the objectives and requirements of the program. Information about the USDA Process Verified program can be found at www.processverified.usda.gov. As a result of the USDA audits, our AWMS has received the USDA’s “process verified” certification, which is modeled on the ISO 9000 quality management and assurance standards. The USDA certification is posted on our Murphy-Brown corporate website at www.murphybrownllc.com.

We have carefully considered the extent to which we should make public the materials comprising our AWMS. On the one hand, we have invested considerable resources—both in terms of manpower and funding—to develop the AWMS. And we believe that significant portions of the program’s documentation contain information that is proprietary and competitively valuable to us. On the other hand, we have considered the possibility that releasing key components of the AWMS could serve to better inform interested parties and improve animal welfare practices in the industry by providing a framework for others to develop or enhance their own animal welfare management systems. As stated on our website, it has never been our intention to utilize our AWMS (or the fact that it has received certification under the USDA’s process verification program) as a competitive marketing advantage. Instead we support the actions of all companies involved with the production or processing of live animals in developing systems that improve animal welfare practices. Therefore, we have decided to publish key components of our AWMS on our Murphy-Brown corporate website at www.murphybrownllc.com. These components include:

•	a summary of our AWMS manual which, among other things, defines the internal management processes and responsibilities for monitoring and reporting animal welfare activities, identifying non-conformances and ensuring corrective action;

•	forms used to record the results of internal audits of the AWMS on each farm and the guidelines for conducting such audits;

•	average internal audit scores of all farms in our Murphy-Brown eastern operations* since inception of the AWMS; and

•	a graph showing the incidence of non-conformances at such farms within the program since inception of the AWMS.

We believe that our publication of the above materials strikes the proper balance between making our AWMS transparent and available as a model for others in the industry while at the same time protecting some of the key proprietary information relating to how we conduct our business and avoiding costly and unnecessary collection and publication of data that would serve no purpose. We recognize that the actions we have taken do not meet all of the requests contained in PETA’s proposal. Although PETA’s proposal states that proprietary information may be withheld, the proposal goes on to require that all “scientific standards” be included in the published materials. PETA has not explained what it means by the phrase “scientific standards.” To the extent this phrase refers to applicable governmental standards, that information is already publicly available and no purpose would be served by our repeating (and updating) such regulatory requirements. To the extent the phrase refers to business practices or standards developed by us, such as the formulas for animal feed, much of that information is proprietary and its disclosure could deprive us of certain competitive advantages. Trying to remove all such competitively sensitive information would be a time-consuming process and would result in disclosures that are incomplete and potentially confusing.

Other information requested by PETA’s proposal is simply excessive and would do nothing to promote humane animal welfare practices. For example, PETA has requested that we publish the score of each individual farm on each element of an audit, whereas we have decided to publish just the average audit score of all of our farms. We believe that the current scores are indicative of the positive steps we have taken and are taking, in our position as an industry leader, to ensure the well being of our animals. One of the founding principles of our AWMS is the expectation of continual improvement. During the first two years that the AWMS has been operational, the average score for farms audited to date in our eastern operations has increased from 96.75% to 97.75% and the incident rate of non-conformances at such farms has decreased from 0.85 to 0.65 per 10,000 animals. We believe disclosure of the average audit scores and incident rates of non-conformances, going back to

*	The AWMS was developed and implemented initially at our farms located in the Eastern United States. It has only recently been implemented on all of our farms in the Western United States. As meaningful data from the audits of our western operations become available, we will publish comparable average audit scores and rates of non-conformances for those operations as well.

the inception of the AWMS, is sufficient to demonstrate our ongoing progress in the area of animal welfare and that nothing further would be added by the excessive detailed audit disclosures requested by PETA’s proposal.

In view of the substantial information that we have already made available regarding our AWMS, and the lack of any benefits to be derived from collecting and disclosing the additional information covered by PETA’s proposal, the Board of Directors believes that adoption of the proposal is not in the best interest of the Company.

As you consider this proposal, including the allegations made in the recitals, we think that it is important to consider the proponent. On PETA’s website, the first heading in its 2005 annual review reads “ANIMALS ARE NOT OURS TO EAT.” You may be wondering therefore why PETA is one of our shareholders. PETA answers this question in its 2005 annual review by proudly stating that it has purchased stock in us and over 15 other meat processors, restaurant chains and grocers to be able to make shareholder presentations and proposals for annual meetings.

Recommendation

The Board of Directors of the Company believes that this shareholder proposal is not in the best interest of the Company and unanimously recommends that you vote “AGAINST” this proposal.

PROPOSAL 6

SHAREHOLDER PROPOSAL

We have been advised that the UNITE HERE National Retirement Plan of 730 Broadway, New York, NY 10003-9511 (owning 13,700 shares of Common Stock) intends to present the following resolution at the Annual Meeting of Shareholders. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below. The Board of Directors and the Company accept no responsibility for the content of the proposal and disagree with certain characterizations made therein.

Proposal

RESOLVED, that shareholders of Smithfield Foods, Inc. (“Smithfield”) urge the Compensation Committee of Smithfield’s Board of Directors (the “Committee”) to use one or more types of “Long-Term Compensation” in compensating senior executives. “Long-Term Compensation” means a compensation program or arrangement that incorporates a performance measurement period longer than one year. Long-Term Compensation does not include stock options whose exercise price is the market price on the grant date and whose vesting schedule is based solely on the passage of time and/or continued employment.

SUPPORTING STATEMENT

As long-term Smithfield shareholders, we support linking executive compensation to the generation of sustainable value. We concur with the statement of the Committee in Smithfield’s 2005 proxy statement that “performance-based incentive pay programs . . . can be a powerful and effective tool to advance the business interests of the corporation.”

We are concerned, however, that Smithfield’s incentive compensation programs – which currently consist of an annual cash bonus and stock options – could promote an excessive focus on short-term performance. The annual bonus formula for CEO Joseph Luter III has rested solely on net income for at least the past 11 years – the period for which Smithfield’s proxy statements were filed electronically with the SEC.

In fiscal 2005 Mr. Luter received a cash bonus equal to 2% of profits from $100-300 million and 3% of profits over $300 million ($400 million for 2006). The formula is uncapped. Mr. Luter’s $9,860,713 bonus represented 91% of his total direct compensation in 2005.

Smithfield also grants stock options. Although Mr. Luter has not received a grant since 2002, other senior executives received grants more recently.

In our view, reliance on annual earnings metrics such as net income, without a counterbalancing longer-term performance measure, could encourage executives to overemphasize short-term performance. A 2004 article, noting a trend toward use of cash-flow metrics in calculating bonuses, quoted a corporate treasurer as stating that earnings targets “focus managers on driving income-statement results without a lot of regard to the balance sheet.” (“Compensation and Cash Flow,” Jan. 21, 2004 (www.cfo.com)

Nor do we think that stock options provide the necessary counterweight. Standard options – those whose exercise price is the stock’s market price on the grant date and which vest upon the passage of time – are subject to manipulation. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 163-64 (2004).) In a 2004 survey, 23% of public company finance executives thought stock options had led to actions that fueled a short-term rise in stock price, even when the decision did not make long-term sense. (“Better Carrots?” July 1, 2004 (www.cfo.com)

Accordingly, we encourage the Committee to use Long-Term Compensation to promote decisions that are value-enhancing for Smithfield’s long-term shareholders. This proposal is not intended to require the use of any particular form of Long-Term Compensation, but rather to give the Committee substantial discretion in shaping programs that are appropriate for Smithfield.

OUR RESPONSE TO THE SHAREHOLDER PROPOSAL

After careful consideration, our Board believes that this proposal is not in the best interests of the shareholders and opposes this proposal for the following reasons.

We believe that the Compensation Committee (the “Committee”), which is comprised solely of directors who are “independent” as defined by the NYSE listing standards, is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of our shareholders, while retaining the ability to address the needs of our business. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, regulatory developments, and the competitive compensation practices of other companies.

The Committee adheres to the concept of pay-for-performance, particularly through profit sharing arrangements with our senior executives. As the proponent has agreed, performance-based incentive pay programs, applied in a balanced and cost-effective manner and closely tied to company-wide, business unit and/or individual performance, can be a powerful and effective tool to advance our business interests. We believe that our current program does exactly that for the current state of the Company and its competitive marketplace.

As more fully discussed in the Committee’s report included in this Proxy Statement, we use a combination of short-term and long-term compensation components to provide incentives for our key employees. The short- term compensation component is cash-based and generally tied to the annual financial performance of the

Company or the key employee’s business unit, usually based on profits. By design, this component is intended to represent a significant portion of the executive’s total short-term compensation potential and the amount earned can vary widely from one year to the next, depending on Company or business unit performance and the volatile nature of an agricultural commodity-based industry. For example, in fiscal 2005, many of our key employees had larger than normal bonuses which reflected our record fiscal 2005 profits. Our consolidated net income for fiscal 2006 decreased and thus the incentive bonuses decreased significantly for all of our executive officers except for George Richter, the President of Farmland Foods, whose bonus is tied to the profits of that subsidiary which had increased profits over fiscal 2005. To emphasize the performance nature of this compensation component, the Committee generally establishes a minimum profit threshold before any bonus is earned ($100 million for executives whose bonuses are based on company-wide profits.)

Our long-term compensation component is tied to the value of our stock through the use of stock options. All of our stock options are granted with five year cliff vesting. Further, some of our options have been granted with an exercise price above the market price as of the date of the grant (with some as high as 20% over market price). We believe the use of stock options, particularly those with the aforementioned features, does provide long-term incentives for our key employees by providing compensation that tracks the gains of our shareholders over a period of at least five years.

Although we periodically scrutinize our compensation practices and may change them in the future if circumstances warrant, we believe that there are two major measures that indicate that our compensation philosophy has worked and continues to work for our Company: our stock performance over the last thirty years and our ability to retain our Company’s leaders. We have delivered an approximately 24% average annual rate of return to our shareholders since 1975. Our Chairman and CEO, Joseph W. Luter, III, has served in that role for 31 years and our President and COO, C. Larry Pope, has worked at the Company for over 26 years. Many of our other members of management have been with the Company or its predecessors for significant periods of their careers as well. Therefore, we believe we are providing results for our shareholders and retaining and giving the proper incentives for our management.

Recommendation

The Board of Directors of the Company believes that this shareholder proposal is not in the best interest of the Company and unanimously recommends that you vote “AGAINST” this proposal.

OTHER MATTERS

The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters described in the Notice of Meeting. If any matters not set forth in the Notice of Meeting accompanying this proxy statement are properly brought before the Annual Meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in the Proxy Statement

Proposals of shareholders intended to be presented at the Company’s 2007 Annual Meeting of Shareholders must be received by the Secretary of the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting by April 2, 2007. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Other Shareholder Proposals

The Company’s Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s Bylaws, a copy of which may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a shareholder’s notice for nominations to be made at the 2007 Annual Meeting must be received: (i) on or after May 1, 2007 and before June 1, 2007 if the annual meeting is to be held during the months of August and September, 2007 or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

A shareholder who desires to bring any other business before an annual meeting (other than business which the shareholder has sought to have included in the Company’s proxy statement for such meeting) must give timely written notice thereof to the Secretary of the Company at the address shown above and be a shareholder of record both at the time such notice is given and on the record date of the meeting. To be timely, a shareholder’s notice of such business to be brought before the 2007 Annual Meeting must be received: (i) on or after May 1, 2007 and before June 1, 2007 if the annual meeting is to be held during the months of August and September, 2007; or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the meeting.

With respect to shareholder proposals not included in the Company’s proxy statement for the 2007 Annual Meeting, the persons named in the Board’s proxy for the 2007 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2006, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY, 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: MICHAEL H. COLE, SECRETARY.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE SECRETARY

July 31, 2006

SMITHFIELD FOODS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph W. Luter, III and Michael H. Cole and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on August 30, 2006 or any adjournments thereof.

1. ELECTION OF DIRECTORS:	☐ FOR all nominees listed (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Joseph W. Luter, III	Wendell H. Murphy	C. Larry Pope

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,

WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW)

The Board of Directors recommends a vote FOR the following proposal 2.

2. PROPOSAL TO APPROVE THE PERFORMANCE AWARD COMPONENT OF THE SMITHFIELD FOODS, INC. 1998 STOCK INCENTIVE PLAN, AS AMENDED

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote FOR the following proposal 3.

3. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent auditors for the fiscal year ending April 29, 2007

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote AGAINST the following proposals 4, 5 and 6.

4. SHAREHOLDER PROPOSAL REGARDING A SUSTAINABILITY REPORT

☐ FOR	☐ AGAINST	☐ ABSTAIN

5. SHAREHOLDER PROPOSAL REGARDING ANIMAL WELFARE

☐ FOR	☐ AGAINST	☐ ABSTAIN

6. SHAREHOLDER PROPOSAL REGARDING LONG-TERM COMPENSATION

☐ FOR	☐ AGAINST	☐ ABSTAIN

7. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4, 5 AND 6.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

Dated:                         , 2006

PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., GIVE FULL TITLE AS SUCH.

Please mark, sign, date and return the proxy card using the enclosed envelope.